UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2023

Skillsoft Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-38960	83-4388331
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7887 E. Belleview Ave, Suite 600 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

(603) 821-3902
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	SKIL	New York Stock Exchange
Warrants	SKIL.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 29, 2023, Skillsoft Corp. (the “Company”) filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended (the “Amendment”) with the Secretary of State of the State of Delaware pursuant to Delaware law to effect a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of Class A common stock, par value $0.0001 per share (the “Common Stock”). The Reverse Stock Split will be effective on September 29, 2023, at 5:00 p.m. (EDT).

Beginning with the opening of trading on October 2, 2023, the Company’s Common Stock will trade on the New York Stock Exchange on a split-adjusted basis under new CUSIP number 83066P309 and will continue to trade under the symbol “SKIL”. On the date the split-adjusted Common Stock begins trading, the Company’s public warrants, with a split-adjusted exercise price, will continue to trade on the New York Stock Exchange under the symbol “SKIL.WS”.

As a result of the Reverse Stock Split, every twenty (20) shares of Common Stock issued and outstanding will be converted into one (1) share of Common Stock. No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the Reverse Stock Split ratio, will automatically be entitled to receive a cash payment (without interest or deduction) in an amount equal to their respective pro rata share of the proceeds from the sale by the Company’s transfer agent of the aggregate of all fractional shares at the then–prevailing prices on the open market.

The Reverse Stock Split will proportionally reduce the number of authorized shares of Common Stock but will not change the par value of the Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of the Company’s shares of Common Stock (except to the extent that the Reverse Stock Split would result in some of the stockholders receiving cash in lieu of fractional shares). All outstanding options, warrants, restricted stock units and similar securities entitling their holders to receive or purchase shares of Common Stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of each security.

As a result of the Reverse Stock Split, equitable adjustments corresponding to the 1-for-20 reverse stock split ratio will be made to the Company’s outstanding warrants such that every twenty (20) shares of Common Stock that may be issued upon the exercise of warrants held immediately prior to the Reverse Stock Split will represent one share of Common Stock that may be issued upon exercise of such warrants immediately following the Reverse Stock Split. Correspondingly, the exercise price per share of Common Stock attributable to such warrants immediately prior to the Reverse Stock Split will be proportionately increased, such that the exercise price per share of the Common Stock attributable to such warrants immediately following the Reverse Stock Split is $230.00, which equals the product of 20 multiplied by $11.50, the exercise price per share immediately prior to the Reverse Stock Split.

Stockholders who are holding their shares in electronic form at brokerage firms or with the Company’s transfer agent (Continental Stock Transfer & Trust Company) do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their accounts.

The foregoing description is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 29, 2023, the Company issued a press release in connection with the Reverse Stock Split. A copy of the press release is filed as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Certificate of Amendment.
99.1	Press Release dated September 29, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2023

SKILLSOFT CORP.

By:	/s/ Richard George Walker
Richard George Walker Chief Financial Officer